                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[x]  Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            JONES INTERCABLE, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            JONES INTERCABLE, INC.
- --------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*:

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                   [LOGO OF JONES INTERCABLE APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                                 P.O. BOX 3309
                        ENGLEWOOD, COLORADO 80155-3309

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 17, 1996

  The Annual Meeting of the Shareholders of Jones Intercable, Inc. (the "Company") will be held at the Company's corporate offices, 9697 East Mineral Avenue, Englewood, Colorado, on Tuesday, September 17, 1996, at 10:00 a.m., Mountain Time, for the following purposes:

    1. To elect Directors to serve until the next annual meeting and until their successors are duly elected and qualified.

    2. To vote upon a proposal to amend the Company's Articles of Incorporation to revise and update the Company's indemnification obligations to the Directors and Officers of the Company.

    3. To vote upon a proposal to amend the Company's Articles of Incorporation to limit the personal liability of Directors of the Company for monetary damages to the Company or its shareholders for breach of their fiduciary duty of care.

    4. To ratify the appointment of Arthur Andersen LLP, Certified Public Accountants, as independent auditors for the Company for the transition period June 1, 1995 through December 31, 1995 and for the calendar year ending December 31, 1996.

    5. To transact such other business as may properly come before the Meeting.

  Only shareholders of record at the close of business on July 31, 1996 are entitled to notice of, and to vote at, the Meeting.

  It is very important that all shareholders be represented at the Meeting. We urge you to sign and return the enclosed proxy as promptly as possible-- whether or not you plan to attend the Meeting. The proxy should be returned in the enclosed envelope. You may revoke the proxy at any time prior to its use by filing with the Company a duly executed proxy bearing a later date, by voting in person at the Annual Meeting or by giving written or oral notice of revocation to the Secretary of the Company.

                                 By Order of the Board of Directors

                                 [SIGNATURE OF ELIZABETH M. STEELE APPEARS HERE] Elizabeth M. Steele
                                 Secretary

Dated: August 12, 1996

                   [LOGO OF JONES INTERCABLE APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                                 P.O. BOX 3309
                        ENGLEWOOD, COLORADO 80155-3309

                                PROXY STATEMENT

         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 17, 1996

  Proxies in the form accompanying this statement are being solicited by the Board of Directors of Jones Intercable, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, September 17, 1996, at 10:00 a.m., Mountain Time, at the Company's corporate offices, 9697 East Mineral Avenue, Englewood, Colorado, and at any adjournments thereof. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Company a duly executed proxy bearing a later date, by voting in person at the Annual Meeting, or by giving written notice of revocation to the Secretary of the Company.

  If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made on the proxy, then the shares shall be voted FOR approval of the proposals set forth in this Proxy Statement. The proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment thereof. Management knows of no matters, other than those set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment thereof, the persons named in the proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

  With respect to Proposals 2 and 3, abstentions and broker non-votes will have the same effect as a vote against the proposals. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such a capacity. With respect to the other proposals to be voted on at the Meeting, abstentions and broker non-votes will have no impact on the outcome of the voting on such proposals.

  Officers, directors and regular employees of the Company may solicit proxies by telephone, fax or personal interview, as well as by mail. The cost of any such solicitation will be paid by the Company. Arrangements also have been made with brokerage firms and other custodians, nominees and fiduciaries who hold of record Common Stock and Class A Common Stock for the forwarding of solicitation materials to the beneficial owners thereof. The Company will request banks, brokerage houses and other institutions, which act as nominees or fiduciaries for owners of Common Stock and Class A Common Stock, to forward the solicitation materials to persons for whom they hold shares and to obtain authorization for the execution of proxies.

  As of June 18, 1996, the Company's classes of capital stock entitled to vote were its Common Stock, $.01 par value, of which 5,113,021 shares were outstanding, and its Class A Common Stock, $.01 par value, of which 26,264,523 shares were outstanding. Only shareholders of record at the close of business on July 31, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the meeting.

  The approximate date on which this Proxy Statement is being sent to shareholders is August 12, 1996.

                             SHAREHOLDER PROPOSALS

  The date by which shareholder proposals must be received by the Company in order to be presented at the next Annual Meeting of Shareholders is April 15, 1997.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

  The following table sets forth certain information as of June 18, 1996, regarding ownership of the Company's Common Stock or Class A Common Stock by persons (including any group) known to the Company to be beneficial owners of more than 5% of either class of stock, the individual Directors of the Company, nominees to become Directors of the Company, each of the executive officers named in the Summary Compensation Table and the executive officers and directors of the Company as a group. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days.

                                            AMOUNT AND NATURE
      NAME AND ADDRESS OF                     OF BENEFICIAL
      BENEFICIAL OWNER (1)   TITLE OF CLASS   OWNERSHIP (2)     PERCENT OF CLASS
      --------------------   -------------- -----------------   ----------------
      Jones International,
      Ltd.                    Common Stock      2,441,751(3)(4)          47.76
      9697 East Mineral
      Avenue
      Englewood, CO 80112       Class A         2,447,568(3)(5)           9.32
                              Common Stock

      Glenn R. Jones          Common Stock      2,916,151(3)(6)          57.03
      9697 East Mineral
      Avenue
      Englewood, CO 80112       Class A         3,029,382(3)(7)          11.38
                              Common Stock

      Derek H. Burney           Class A               350        less than .01
      1000 rue de la          Common Stock
      Gauchetiere West
      Montreal, Quebec,
      Canada H3B 4Y8

      Kevin P. Coyle          Common Stock            345(8)               .01
      9697 East Mineral
      Avenue
      Englewood, CO 80112       Class A             4,513(9)               .02
                              Common Stock

      William E. Frenzel        Class A               400        less than .01
      1775 Massachusetts      Common Stock
      Ave., N.W.
      Washington, D.C.
      20036

      James J. Krejci           Class A             5,000                  .02
      1133 Race Street,       Common Stock
      16N
      Denver, CO 80206

      James B. O'Brien          Class A            26,049(10)              .10
      9697 East Mineral       Common Stock
      Avenue
      Englewood, CO 80112

      Daniel E. Somers          Class A               100        less than .01
      Bell Cablemedia         Common Stock
      House
      Upton Road
      Watford
      Hertfordshire WD1
      7EL

      Elizabeth M. Steele       Class A             1,500(11)              .01
      9697 East Mineral       Common Stock
      Avenue
      Englewood, CO 80112

         NAME AND
        ADDRESS OF                    AMOUNT AND NATURE
        BENEFICIAL                      OF BENEFICIAL
         OWNER (1)     TITLE OF CLASS   OWNERSHIP (2)        PERCENT OF CLASS
        ----------     -------------- -----------------      ----------------
      Ruth E. Warren    Common Stock            208           less than .01
      9697 East
      Mineral Avenue
      Englewood, CO
      80112               Class A            10,918(12)                 .04
                        Common Stock

      Robert B.
      Zoellick            Class A               300           less than .01
      3900 Wisconsin    Common Stock
      Avenue, N.W.
      Washington,
      D.C. 20016

      All executive
      officers and      Common Stock      2,955,245                   57.80
      directors as a
      group
      (20 persons)        Class A         3,175,921(13)               11.92
                        Common Stock

      Christine Jones
      Marocco           Common Stock      2,749,679(14)               53.78
      25 East End
      Avenue, #14F
      New York, NY
      10288               Class A
                        Common Stock         90,757(15)                 .35

      Mutuelles AXA
      group               Class A         1,356,200(16)(21)            5.16
      Vie Mutuelle      Common Stock
      101-100
      Terrasse
      Boieldieu
      92042 Paris La
      Defense France

       AXA
       23, Avenue
       Matignon
       75008 Paris
       France

       The Equitable
       Companies
       Incorporated
       787 Seventh
       Avenue
       New York, New
       York 10019

      Bell Canada
      International     Common Stock      2,878,151(17)(21)           56.29
      BVI VI Limited
      Arawak Chamber
      Road Town
      Tortola, BVI

      Bell Canada
      International       Class A        10,022,500(18)(21)           38.16
      BVI III Limited   Common Stock
      Arawak Chamber
      Road Town
      Tortola, BVI

      The Capital
      Group
      Companies, Inc.     Class A         1,462,000(19)(21)            5.57
      and Capital       Common Stock
      Research
      333 South Hope
      Street
      Los Angeles, CA
      90071

      Neuberger &
      Berman              Class A         2,185,672(20)(21)            8.32
      605 Third         Common Stock
      Avenue
      New York, NY
      10158

- --------
 (1) Directors who are not listed in this beneficial ownership table do not beneficially own any of the Company's shares. Shares shown as subject to options means that such options are exercisable within 60 days.
 (2) Unless otherwise noted, all persons indicated in the table have full voting and investment power with respect to the share ownership described.
 (3) Glenn R. Jones, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns all of the outstanding shares of Jones International, Ltd. ("International") and is deemed to be the beneficial owner of all shares of the Company owned by International. By virtue of this ownership, Mr. Jones controls approximately 41% of the total votes to be cast by all shareholders of the Company's shares on matters not requiring a class vote, because, with regard to such matters, a share of Common Stock has one vote and a share of Class A Common Stock has 1/10th of a vote. The holders of Class A Common Stock, as a class, are able to elect the greater of 25% or the next highest whole number of the Company's Board of Directors. Thus, holders of the Class A Common Stock, as a class, are presently entitled to elect four Directors.
 (4) Includes 38,000 shares held by Jones International, Ltd.; 2,239,416 shares held by the Jones International Grantor Business Trust; 100,400 shares held by Jones Entertainment Group, Ltd.; 35,707 shares held by Jones Space Segment, Inc.; 27,585 shares held by Jones Global Group, Inc.; and 643 shares held by Jones Interdigital, Inc. International may be deemed to be the beneficial owner of all shares of Common Stock owned by Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc.
 (5) Includes 2,223,414 shares held by International; 136,946 shares held by Jones Entertainment Group, Ltd., 48,705 shares held by Jones Space Segment, Inc., 37,626 shares held by Jones Global Group, Inc.; and 877 shares held by Jones Interdigital, Inc. International may be deemed to be the beneficial owner of all shares of Class A Common Stock owned by Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc.
 (6) Includes 474,400 shares held by the Glenn Jones Grantor Business Trust; 38,000 shares held by Jones International, Ltd.; 2,239,416 shares held by the Jones International Grantor Business Trust; 100,400 shares held by Jones Entertainment Group, Ltd.; 35,707 shares held by Jones Space Segment, Inc.; 27,585 shares held by Jones Global Group, Inc.; and 643 shares held by Jones Interdigital, Inc.
 (7) Includes 236,893 shares owned by Mr. Jones; 344,921 shares deemed to be held by Mr. Jones pursuant to exercisable stock options; 2,223,414 shares held by International; 136,946 shares held by Jones Entertainment Group, Ltd.; 48,705 shares held by Jones Space Segment, Inc.; 37,626 shares held by Jones Global Group, Inc.; and 877 shares held by Jones Interdigital, Inc.
 (8) Includes 320 shares held by Mr. Coyle's wife.
 (9) Includes 4,444 shares deemed to be held by Mr. Coyle pursuant to exercisable stock options.
(10) Includes 16,049 shares deemed to be held by Mr. O'Brien pursuant to exercisable stock options.
(11) Represents shares deemed to be held by Ms. Steele pursuant to an exercisable stock option.
(12) Includes 5,854 shares deemed to be held by Ms. Warren pursuant to exercisable stock options.
(13) Includes 379,520 shares deemed to be held by various executive officers and directors pursuant to exercisable stock options.
(14) Includes 8,799 shares held by Mrs. Marocco; 357 shares held by the Joseph Michael Marocco Irrevocable Trust; 26,707 held by the Christine Jones Marocco Irrevocable Trust; 2,239,416 shares held by the Jones International Grantor Business Trust in which Mrs. Marocco has shared voting power; and 474,400 shares held by the Glenn Jones Grantor Business Trust in which Mrs. Marocco has shared voting power.
(15) Includes 44,972 shares held by Mrs. Marocco; 970 shares held by the Joseph Michael Marocco Irrevocable Trust; 34,815 shares held by the Christine Jones Marocco Irrevocable Trust; and 10,000 shares held by Mrs. Marocco's husband. Mrs. Marocco disclaims beneficial ownership of the shares held by her husband. Mrs. Marocco's husband is a principal in a firm that may from time to time invest in the Company's securities. Mrs. Marocco disclaims beneficial ownership of any securities of the Company that said firm purchases or in which Mr. Marocco may therefor have an interest.
(16) The Mutuelles AXA group includes AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle. The Mutuelles AXA group, AXA and The Equitable Companies Incorporated have sole voting power over 1,341,700 shares and sole dispositive power over 1,356,200 shares.
(17) Bell Canada International Inc. ("BCI"), the sole shareholder of Bell Canada International BVI VI Limited, may be deemed to have beneficial ownership of the 2,878,151 shares of Common Stock covered by Option Agreements dated December 20, 1994 among The Bank of New York, acting as agent for BCI, and the Glenn Jones Grantor Business Trust, the Jones International Grantor Business Trust, Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc.

(18) BCI is deemed to be the beneficial owner of the 10,022,500 shares of Class A Common Stock owned by its wholly owned subsidiary, Bell Canada International BVI III Limited.
(19) Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised as of December 29, 1995, investment discretion with respect to 482,000 and 980,000 shares, respectively, which was owned by various institutional investors.
(20) Neuberger & Berman has sole voting power over 597,720 shares, shared voting power over 1,273,400 shares and shared dispositive power over 2,185,672 shares.
(21) This information is based upon filings made by the shareholders with the Securities and Exchange Commission, copies of which were provided to the Company.

                       PROPOSAL 1. ELECTION OF DIRECTORS

  Directors are elected to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. In the absence of instructions to the contrary, the proxies designated by the Board of Directors on the form of proxy enclosed will vote the shares represented by them in favor of the nominees listed below. Each of the persons nominated is currently a member of the Board of Directors. Although management does not anticipate that such an event will occur, if a nominee named in this Proxy Statement is unable to serve as a Director at the time of the Annual Meeting, the proxy will be voted for a nominee to be designated by the present Board of Directors.

  The Company's Articles of Incorporation provide that, with respect to the election of Directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of Directors constituting 25% of the total membership of the Board of Directors. If such 25% is not a whole number, holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors constituting 25% of the membership of the Board of Directors. Holders of Common Stock, voting as a separate class, are entitled to elect the remaining directors.

  Pursuant to the terms of the Shareholders Agreement dated as of December 20, 1994 among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. ("BCI") and the Company (the "Shareholders Agreement"), the Company's Board of Directors consists of thirteen members. Four members of the Board of Directors are to be elected by holders of Class A Common Stock, and nine members of the Board of Directors are to be elected by holders of Common Stock. The parties to the Shareholders Agreement have agreed that, of the four Class A Directors, BCI will be entitled, but not required, to designate one Director and the remaining three Directors, which shall be Independent Directors (as such term is defined in the Shareholders Agreement), will be jointly designated by Glenn R. Jones and BCI. The parties to the Shareholders Agreement also have agreed that Mr. Jones will be entitled, but not required, to designate seven of the nine Common Directors and that BCI will be entitled, but not required, to designate two of the nine Common Directors.

  Of the thirteen persons set forth below as nominees for the position of Director of the Company, William E. Frenzel, Donald L. Jacobs, John A. MacDonald and Robert B. Zoellick have been designated as nominees to be elected by holders of Class A Common Stock. Mr. MacDonald was designated by BCI. Messrs. Frenzel, Jacobs and Zoellick were jointly designated by Glenn R. Jones and BCI, and they will serve as Independent Directors. Glenn R. Jones, Derek H. Burney, Robert E. Cole, James J. Krejci, James B. O'Brien, Raphael M. Solot, Daniel E. Somers, Howard O. Thrall and Sanford Zisman have been designated as the nominees to be elected by holders of Common Stock. Messrs. Jones, Cole, Krejci, O'Brien, Solot, Thrall and Zisman have been designated by Mr. Jones. Messrs. Burney and Somers have been designated by BCI.

  Each share of Common Stock and Class A Common Stock has one vote in the election of the Directors to be elected by that class. The Company's Articles of Incorporation provide that cumulative voting shall not be allowed in the election of Directors. With respect to the Directors to be elected by the holders of Class A Common Stock, the four nominees receiving the highest number of votes cast in favor of their election at the

Meeting, in person or by proxy, will be elected to the Board of Directors. With respect to the Directors to be elected by the holders of Common Stock, the nine nominees receiving the highest number of votes cast in favor of their election at the Meeting, in person or by proxy, will be elected to the Board of Directors. Pursuant to the terms of the Shareholders Agreement, to which the Company is a party, the Company is required to recommend to the shareholders of the Company the election to the Company's Board of Directors of each of the nominees designated by Mr. Jones and BCI and solicit proxies for each such nominee from all holders of voting securities entitled to vote thereon. Each of BCI and Mr. Jones have agreed to vote or cause to be voted all of the shares of the Company owned or controlled by them at any meeting of the shareholders of the Company in favor of their mutual nominees to the Company's Board of Directors.

DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK

  Mr. William E. Frenzel was appointed a director of the Company on April 11, 1995. Mr. Frenzel has been a Guest Scholar since 1991 with the Brookings Institution, a research organization located in Washington D. C. Until his retirement in January 1991, Mr. Frenzel served for twenty years in the United States House of Representatives, representing the State of Minnesota, where he was a member of the House Ways and Means Committee and its Trade Subcommittee, the Congressional Representative to the General Agreement on Tariffs and Trade
(GATT), the Ranking Minority Member on the House Budget Committee and a member of the National Economic Commission. Mr. Frenzel also served in the Minnesota Legislature for eight years. He is a Distinguished Fellow of the Tax Foundation, Vice Chairman of the Eurasia Foundation, a Board Member of the U.S.-Japan Foundation, the Close-Up Foundation, Sit Mutual Funds and Chairman of the Japan-America Society of Washington. He is 68 years old.

  Mr. Donald L. Jacobs was appointed a director of the Company on April 11, 1995. Mr. Jacobs is a retired executive officer of TRW. Prior to his retirement, he was Vice President and Deputy Manager of the Space and Defense Sector; prior to that appointment, he was the Vice President and General Manager of the Defense Systems Group and prior to his appointment as Group General Manager, he was President of ESL, Inc., a wholly owned subsidiary of TRW. During his career, Mr. Jacobs served on several corporate, professional and civic boards. He is 58 years old.

  Mr. John A. MacDonald was appointed a director of the Company on November 8, 1995. Mr. MacDonald is Chief Technology and Network Officer of Bell Canada. Prior to joining Bell Canada in November 1994, Mr. MacDonald was President and Chief Executive Officer of The New Brunswick Telephone Company, Limited, a post he had held since March of that year. Prior to March 1994, Mr. MacDonald was with NBTel for 17 years serving in various capacities, including Market Planning Manager, Corporate Planning Manager, Manager--Systems Planning and Development, General Manager--Corporate Information Systems, Chief Engineer, General Manager--Engineering and Information Systems and President of Planning. Mr. MacDonald is Chairman of Stentor Canadian Network Management. He also serves on the Boards of Directors of Tele-Direct (Publications) Inc., Bell-Northern Research Ltd., SRCI, Bell Sygma, and Canarie Inc., and he is a member of the University of New Brunswick Venture Campaign Cabinet. He is 42 years old.

  Mr. Robert B. Zoellick was appointed a director of the Company on April 11, 1995. Mr. Zoellick is Executive Vice President, General Counsel and Corporate Secretary of Fannie Mae, a federally chartered and stockholder-owned corporation that is the largest housing finance investor in the United States. From August 1992 to January 1993, Mr. Zoellick served as Deputy Chief of Staff of the White House and Assistant to the President. From May 1991 to August 1992, Mr. Zoellick served concurrently as the Under Secretary of State for Economic and Agricultural Affairs and as Counselor of the Department of State, a post he assumed in March 1989. From 1985 to 1988, Mr. Zoellick served at the Department of Treasury in a number of capacities, including Counselor to the Secretary. Mr. Zoellick received the Alexander Hamilton and Distinguished Service Awards, highest honors of the Departments of Treasury and State, respectively. The German Government awarded him the Knight Commanders Cross for his work on German unification. Mr. Zoellick currently serves on the boards of SID Holdings, the Council on Foreign Relations, the Congressional Institute, the German Marshall Fund of the U.S., the European Institute, the National Bureau of Asian Research, the American Council on Germany and the Overseas Development Council. He is 43 years old.

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK

  Mr. Glenn R. Jones has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1970, and he was President from June 1984 until April 1988. Mr. Jones is the sole shareholder, President and Chairman of the Board of Directors of Jones International, Ltd. He is also Chairman of the Board of Directors of the subsidiaries of the Company and of certain other affiliates of the Company. Mr. Jones has been involved in the cable television business in various capacities since 1961, is a past and present member of the Board of Directors and the Executive Committee of the National Cable Television Association. He also is on the Executive Committee of Cable in the Classroom, an organization dedicated to education via cable. Additionally, in March 1991, Mr. Jones was appointed to the Board of Governors for the American Society for Training and Development, and in November 1992 to the Board of Education Council of the National Alliance of Business. Mr. Jones is also a founding member of the James Madison Council of the Library of Congress. Mr. Jones is a past director and member of the Executive Committee of C-Span. Mr. Jones has been the recipient of several awards including the Grand Tam Award in 1989, the highest award from the Cable Television Administration and Marketing Society; the Chairman's Award from the Investment Partnership Association, which is an association of sponsors of public syndications; the cable television industry's Public Affairs Association President's Award in 1990, the Donald G. McGannon award for the advancement of minorities and women in cable; the STAR Award from American Women in Radio and Television, Inc. for exhibition of a commitment to the issues and concerns of women in television and radio; the Women in Cable Accolade in 1990 in recognition of support of this organization; the Most Outstanding Corporate Individual Achievement award from the International Distance Learning Conference; the Golden Plate Award from the American Academy of Achievement for his advances in distance education; the Man of the Year named by the Denver chapter of the Achievement Rewards for College Scientists; and in 1994 Mr. Jones was inducted into Broadcasting and Cable's Hall of Fame. He is 66 years old.

  Mr. Derek H. Burney was appointed a director of the Company on December 20, 1994 and Vice Chairman of the Board of Directors on January 31, 1995. Mr. Burney joined BCE Inc., Canada's largest telecommunications company, in January 1993 as Executive Vice President, International. He has been the Chairman of Bell Canada International Inc., a subsidiary of BCE, since January 1993 and, in addition, has been Chief Executive Officer of Bell Canada International since July 1993. Prior to joining BCE, Mr. Burney served as Canada's ambassador to the United States from 1989 to 1992. Mr. Burney also served as chief of staff to the Prime Minister of Canada from March 1987 to January 1989 where he was directly involved with the negotiation of the U.S.-- Canada Free Trade Agreement. In July 1993, he was named an Officer of the Order of Canada. He also is a director of Jones Entertainment Group, Ltd., Bell Cablemedia plc, Mercury Communications Limited, Videotron Holdings plc, Tele-Direct (Publications) Inc., Teleglobe Inc., Bimcor Inc., Rio Algom Limited, The Montreal General Hospital Corporation, The Japan Society, Moore Corporation Limited, Northbridge Programming Inc. and certain subsidiaries of Bell Canada International. He is 56 years old.

  Mr. Robert E. Cole was appointed a director of the Company in March 1996. Mr. Cole is currently self-employed as a partner of First Variable Insurance Marketing and is responsible for marketing to National Association of Securities Dealers, Inc. firms in northern California, Oregon, Washington and Alaska. From 1993 to 1995, Mr. Cole was the Director of Marketing for Lamar Life Insurance Company; from 1992 to 1993, Mr. Cole was Senior Vice President of PMI Inc., a third party lender serving the special needs of Corporate Owned Life Insurance (COLI) and from 1988 to 1992, Mr. Cole was the principal and co-founder of a specialty investment banking firm that provided services to finance the ownership and growth of emerging companies, productive assets and real property. Mr. Cole is a Certified Financial Planner and a former United States Naval Aviator. He is 63 years old.

  Mr. James J. Krejci was President of the International Division of International Gaming Technology, International headquartered in Reno, Nevada, until March 1995. Prior to joining IGT in May 1994, Mr. Krejci was Group Vice President of Jones International, Ltd. and was Group Vice President of the Company. He also served as an officer of Jones Futurex, Inc., a subsidiary of the Company engaged in manufacturing and marketing data encryption devices, Jones Interactive, Inc., a subsidiary of Jones International, Ltd. providing computer data and billing processing facilities and Jones Lightwave, Ltd., a company owned by Jones International, Ltd. and Mr. Jones, and several of its subsidiaries engaged in the provision of telecommunications services until leaving the Company in May 1994. Mr. Krejci has been a director of the Company since August 1987. He is 54 years old.

  Mr. James B. O'Brien, the Company's President, joined the Company in January 1982. Prior to being elected President and a director of the Company in December 1989, Mr. O'Brien served as a Division Manager, Director of Operations Planning/Assistant to the CEO, Fund Vice President and Group Vice President/Operations. Mr. O'Brien was appointed to the Company's Executive Committee in August 1993. As President, he is responsible for attorney licensed to practice law in the State of Colorado. Mr. Solot has practiced law in the State of Colorado as a sole practitioner since obtaining his Juris Doctor degree from the University of Colorado in 1964. He is 46 years old.

  Mr. Raphael M. Solot was appointed a director of the Company in March 1996. Mr. Solot is an attorney and has practiced law for 31 years with an emphasis on franchise, corporate and partnership law and complex litigation. He is 63 years old.

  Mr. Daniel E. Somers was initially appointed a director of the Company on December 20, 1994. Mr. Somers resigned as a director on December 31, 1995, at the time he was elected Chief Executive Officer of Bell Cablemedia. Mr. Somers was reinstated as a director of the Company on February 2, 1996. From January 1992 to January 1995, Mr. Somers worked as Senior Vice President and Chief Financial Officer of Bell Canada International Inc. and was appointed Executive Vice President and Chief Financial Officer on February 1, 1995. He is also a director of certain of its affiliates. Mr. Somers currently serves as Chief Executive Officer of Bell Cablemedia. Prior to joining Bell Canada International Inc. and since January 1989, Mr. Somers was a President and Chief Executive Officer of Radio Atlantic Holdings Limited. Mr. Somers is a member of the North American Society of Corporate Planning, the Financial Executives Institution and the Financial Analysts Federation. He is 48 years old.

  Mr. Howard O. Thrall was appointed a director of the Company on March 6, 1996. Mr. Thrall had previously served as a director of the Company from December 1988 to December 1994. Mr. Thrall is Senior Vice President--Corporate Development for First National Net, Inc., a leading service provider for the mortgage banking industry, and he heads First National Net's Washington, D.C. regional office. From September 1993 through July 1996, Mr. Thrall served as Vice President of Sales, Asian Region, for World Airways, Inc. headquartered at the Washington Dulles International Airport. From 1984 until August 1993, Mr. Thrall was with the McDonnell Douglas Corporation, where he was a Regional Vice President, Commercial Marketing with the Douglas Aircraft Company subsidiary. Mr. Thrall is also a management and international marketing consultant, having active assignments with Technology Solutions Company, McDonnell Douglas Aerospace and others, and he has completed assignments with Cheong Kang Associates (Korea), Aero Investment Alliance, Inc. and Western Real Estate Partners, among others. He is 49 years old.

  Mr. Sanford Zisman was appointed a director of the Company on June 14, 1996. Mr. Zisman is a member of the law firm, Zisman & Ingraham, P.C. of Denver, Colorado and has practiced law for 31 years, with an emphasis on tax, business and estate planning and probate administration. Mr. Zisman currently serves as a member of the Board of Directors of Saint Joseph Hospital, the largest hospital in Colorado, and he has served as Chairman of the Board, Chairman of the Finance Committee and Chairman of the Strategic Planning Committee of the hospital. Since 1992, he has also served on the Board of Directors of Maxim Series Fund, Inc., a subsidiary of Great-West Life Assurance Company. He is 56 years old.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                              THE ABOVE NOMINEES.

  During the transition period June 1, 1995 through December 31, 1995, the Board of Directors of the Company met four times. The Board of Directors of the Company took all other action by unanimous written consent, in accordance with the provisions of the Colorado Corporation Code.

  Messrs. Jones, Burney and O'Brien are the current members of the Executive Committee of the Board of Directors, which was established in April 1985. Mr. O'Brien was appointed to the Executive Committee in August 1993, and Mr. Burney was appointed to the Executive Committee in January 1995. The Executive Committee of the Board took all action during the transition period June 1, 1995 through December 31, 1995 by unanimous written consent. Donald L. Jacobs and Robert B. Zoellick are the current members of the Audit Committee of the Board of Directors, which was established in March 1982. The Audit Committee did not meet during the transition period June 1, 1995 through December 31, 1995. Derek H. Burney and Daniel E. Somers are the current members of the Executive Officer Option Committee of the Board of Directors which was established in 1993. The Executive Officer Option Committee took all action during the transition period June 1, 1995 through December 31, 1995 by unanimous written consent. In January 1995, a Compensation Committee of the Board of Directors was established; the current members of the Compensation Committee are Glenn R. Jones, Derek H. Burney and Donald L. Jacobs. The Compensation Committee did not meet during the transition period June 1, 1995 to December 31, 1995.

                             EXECUTIVE COMPENSATION

 Compensation Summary

  The following table sets forth certain information relating to the compensation paid by the Company during the Company's past three fiscal years ended May 31, 1995, 1994 and 1993 and for the twelve months ended December 31, 1995 to those persons who were, at December 31, 1995, the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                                                   LONG TERM
                                                  COMPENSATION
 NAME AND                     ANNUAL COMPENSATION    AWARDS
 PRINCIPAL                    ------------------- ------------     ALL OTHER
 POSITION        YEAR (1)       SALARY    BONUS     OPTIONS     COMPENSATION(2)
 ---------       --------       ------    -----     -------     ---------------
Glenn R.
 Jones (3)   1/1/95--12/31/95 $2,500,067 $    -0-   125,937(8)     $150,006
Chairman of
 the Board   FYE 5/31/95       1,401,846  900,000   122,269(8)      135,623
and Chief
 Executive   FYE 5/31/94         530,420  630,000   418,708(8)      136,226
Officer      FYE 5/31/93         684,651  600,000   230,000(9)       13,540
James B.
 O'Brien
 (4)         1/1/95--12/31/95 $  230,866 $139,870    17,000(8)     $ 19,852
President    FYE 5/31/95         224,961  250,000    14,387(8)       28,498
             FYE 5/31/94         196,568   52,500    12,307(8)       19,404
             FYE 5/31/93         196,568   85,000     6,300(8)        5,740
Kevin P.
 Coyle (5)   1/1/95--12/31/95 $  177,160 $ 53,007     8,085(8)     $ 11,998
Group Vice
 President
 of          FYE 5/31/95         173,616   74,895     7,762(8)       15,811
Finance      FYE 5/31/94         168,559   45,000     5,008(8)       12,814
             FYE 5/31/93         157,530   40,000         0           6,618
Ruth E.
 Warren (6)  1/1/95--12/31/95 $  163,314 $ 49,056     7,860(8)     $  9,644
Group Vice
 President/  FYE 5/31/95         149,854   50,126     7,418(8)        7,888
Operations   FYE 5/31/94         139,052   40,500     8,000(8)        3,414
             FYE 5/31/93         131,180   48,534     4,500(8)        3,414
Elizabeth
 M. Steele
 (7)         1/1/95--12/31/95 $  164,302 $ 52,650     6,000(8)     $ 11,864
Vice Presi-
 dent and    FYE 5/31/95         192,823  117,000     6,000(8)       20,655
Secretary    FYE 5/31/94         187,207   30,000         0          16,080
             FYE 5/31/93         187,207   36,000         0           5,480

- --------
(1) The Company has changed its fiscal year from a year ending May 31 to a calendar year ending December 31.

(2) The Company's employees are entitled to participate in a 401(k) profit sharing plan. Certain senior employees of the Company are also eligible to participate in a deferred compensation plan. The amounts shown in the column reflect the Company's contributions pursuant to these plans for the benefit of the named person's account.
(3) Mr. Jones' salary, bonus, options and all other compensation for the transition period 6/1/95 through 12/31/95 were $1,458,391, $0, 125,937 and
    $87,504, respectively.
(4) Mr. O'Brien's salary, bonus, options and all other compensation for the transition period 6/1/95 through 12/31/95 were $137,133, $139,870, 17,000 and $8,228, respectively.
(5) Mr. Coyle's salary, bonus, options and all other compensation for the transition period 6/1/95 through 12/31/95 were $104,820, $53,007, 8,085 and $6,289, respectively.
(6) Ms. Warren's salary, bonus, options and all other compensation for the transition period 6/1/95 through 12/31/95 were $97,007, $49,056, 7,860 and
    $5,236, respectively.
(7) Ms. Steele's salary, bonus, options and all other compensation for the transition period 6/1/95 through 12/31/95 were $83,959, $52,650, 6,000 and
    $6,508, respectively.
(8) Represents the number of shares of the Company's Class A Common Stock underlying the options granted.
(9) Represents 200,000 shares of the Company's Common Stock and 30,000 shares of the Company's Class A Common Stock underlying the options granted.

  The following table sets forth information with respect to grants of stock options during January 1, 1995 through December 31, 1995 for the Executive Officers named in the Summary Compensation Table.

                                                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                  ANNUAL RATES OF STOCK PRICE
                     INDIVIDUAL GRANTS                         APPRECIATION FOR OPTION TERM (1)
- ----------------------------------------------------------- ---------------------------------------
                                        % OF
                                    TOTAL OPTIONS
                                     GRANTED TO
                                    ALL EMPLOYEES EXERCISE
                          OPTIONS     1/1/95 TO     PRICE   EXPIRATION   0%
          NAME           GRANTED(2)   12/31/95    ($/SHARE)    DATE    ANNUAL 5% ANNUAL  10% ANNUAL
          ----           ---------- ------------- --------- ---------- ------ ---------- ----------
Glenn R. Jones..........  122,269       30.60%     $12.56   01/03/2005  $0    $  965,925 $2,447,825
                          125,937       32.55%     $12.875  11/17/2005  $0    $1,020,090 $2,584,227
James B. O'Brien........   14,387        3.60%     $12.56   01/03/2005  $0    $  113,657 $  288,027
                           17,000        4.39%     $12.875  11/17/2005  $0    $  137,700 $  348,840
Kevin P. Coyle..........    7,762        1.94%     $12.56   01/03/2005  $0    $   61,320 $  155,392
                            8,085        2.09%     $12.875  11/17/2005  $0    $   65,488 $  165,904
Ruth E. Warren..........    7,418        1.86%     $12.56   01/03/2005  $0    $   58,602 $  148,508
                            7,860        2.03%     $12.875  11/17/2005  $0    $   63,666 $  161,287
Elizabeth M. Steele.....    6,000        1.50%     $12.56   01/03/2005  $0    $   47,400 $  120,120
                            6,000        1.64%     $12.875  11/17/2005  $0    $   48,600 $  123,120

- --------
(1) The dollar amounts shown under these columns are the result of calculations at 0%, 5% and 10% compound growth rates provided by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation of the Company's stock price. In all cases, the appreciation is calculated from the award date to the end of the option term.
(2) Represents the number of shares of the Company's Class A Common Stock underlying the options granted.

  No options were exercised during the period January 1, 1995 through December 31, 1995 by any of the Executive Officers named in the Summary Compensation Table.

 Compensation of Directors

  Directors of the Company who are not full-time employees of the Company or any of its affiliates receive $5,000 per fiscal quarter for their services as director, with an additional $1,250 to be paid to each such director for each regularly scheduled quarterly meeting of the Board of Directors attended in person. No additional compensation for director service is paid to directors who are full-time employees of the Company or any of its affiliates. In addition, Donald L. Jacobs, a director of the Company, and Philip R. Ladouceur, a former director of the Company, each were compensated $5,000 during 1995 for their services to the Board of Directors in connection with their comprehensive review of a customer management and billing system.

 Employment Agreement

  On December 20, 1994, the Company entered into an Employment Agreement with Glenn R. Jones (the "Employment Agreement") pursuant to which the Company agreed to employ Mr. Jones as Chief Executive Officer of the Company for a period of up to eight years. Under the terms of the Employment Agreement, Mr. Jones was to receive a base compensation of $2,500,000 in fiscal year 1995 (which approximated his fiscal year 1994 combined compensation from the Company and Jones Spacelink, Ltd.), with an annual cost of living index based adjustment. In addition, Mr. Jones is entitled to participate in the Company's bonus, stock option and other employee plans at a level generally commensurate with his previous participation. No other employee of the Company has an employment agreement with the Company.

 Compensation Committee Interlocks and Insider Participation

  A compensation committee was established in January 1995. Glenn R. Jones, Donald L. Jacobs and Philip R. Ladouceur were the initial members of the compensation committee. Mr. Ladouceur resigned as a director and as a member of the compensation committee on September 21, 1995. Glenn R. Jones, Derek H. Burney and Donald L. Jacobs are the current members of the compensation committee. Mr. Jones is an executive officer and director of the Company, and Messrs. Burney and Jacobs are directors of the Company. Mr. Jones also serves as a director of Bell Canada International Inc., and Mr. Burney is an executive officer of Bell Canada International Inc. Glenn R. Jones, James B. O'Brien and Elizabeth M. Steele, executive officers of the Company, serve as directors of certain of the Company's affiliates. As individuals, these executive officers had no transactions with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Policies. The policies of the entire Board of Directors, with respect to executive compensation, will continue to be based on the need to attract and retain key executives and to compensate them according to (i) their performance, (ii) the Company's overall performance and (iii) executive compensation offered by others in the industry.

  In January 1995, the Board of Directors established a Compensation Committee to provide oversight review of all compensation plans and, in accordance with those plans, provided guidance on certain executive compensation matters. The current members of the Compensation Committee are Glenn R. Jones, Derek H. Burney and Donald L. Jacobs. It is expected that this Committee, with advice from other members of the Board of Directors and other Company management, will continue to be responsible for executive compensation policies and decisions in the future.

  An executive's compensation consists primarily of an annual salary and eligibility for annual bonuses and long-term incentives. The Board of Directors does not pass on each individual item of an executive's compensation. Mr. Jones, the Company's Chief Executive Officer, upon consultation with the Compensation Committee, has been principally responsible for these determinations, both as to cash and incentive amounts.

  Salaries. Base salaries for executives are primarily market-based and determined according to level of responsibility, scope and impact of decision making. The Company utilizes annual executive compensation salary surveys prepared by nationally recognized compensation consulting firms which pertain to the telecommunications and cable industries and, in general, seeks to set executive salary levels at approximately the mid-range of the survey data.

  Bonuses. The Board believes that the basis of compensation is the current performance of its executives, which largely is recognized through bonus awards. It is through the bonus program that both individual and corporate performance is recognized on a year-to-year basis. Due to the significant impact of the federally-mandated basic cable rate reduction on the performance of the Company's business, more emphasis was placed on certain aspects of the Company's operations, and extraordinary effort was expended to achieve financial objectives. A defined bonus plan based on meeting specific budgeted revenue, cash flow and other new business growth objectives was established for all but the most senior executives in the Company, i.e., those persons who reported directly to Mr. Jones. For the senior executives who reported directly to Mr. Jones, no such formula or specific factor allocation was used, and their awards reflect a subjective evaluation of performance. While overall corporate performance is given recognition, it is the specific performance of the individual during the year that is given the greatest weight. Finally, through studies available to the Company, the Board is aware of existing levels of compensation for companies in its industry, and appropriate attention is paid to such compensation, although individual performance remains the determinant.

  Long-Term Incentives. Long-term incentives for eligible Company executives and key associates consist of qualified and non-qualified employee stock options which usually vest over a term of five years or more and participation in a deferred compensation plan and/or a 401(k) plan. The stock option plan is intended to promote the long-term success of the Company by providing eligible key executives an opportunity to acquire a proprietary interest in the Company. The goal of the stock option plan is to focus performance on the attainment of long-term strategic objectives and align executive financial interests with those of the shareholders of the Company. In 1993, the Company adopted a non-qualified deferred compensation plan that permits a greater contribution by executives and therefore greater matching amounts from the Company. The competitive need to provide a realistic equity incentive for executives and to attract and retain key executives in a competitive environment was considered by the Board in establishing an annual long-term incentive stock option plan in 1992 for executives and certain key associates.

  Stock Option Awards During 1995. During 1995, awards of ten-year stock options covering a total of 786,511 shares of stock were made to executives and key associates on two separate dates. (10,102 shares of stock originally awarded pursuant to the above grants have since terminated due to resignations from the Company.) The stock options for executives, including the Chief Executive Officer, were awarded by the Executive Stock Option Committee and were based on a formula of stock option multiples (based on surveys of competitive industry long-term incentive plans and ranged from 40% to 98% of total compensation) with the exercise prices of $12.56 and $12.875, and the same vesting schedule of twenty-five percent per year and the same term of ten years. Additionally, key non-executive associates received options covering 500 to 2,500 shares of stock per associate on the same terms described above. No other significant option awards were made during the fiscal year.

  Compensation of the Chief Executive Officer. The compensation of Mr. Jones as Chief Executive Officer of the Company has been directly related to the Company's overall performance and his specific annual contributions to that performance. In particular, his stock option awards reflect both the Company's performance in 1995 and, more specifically, his contribution to the direction of the Company during this critical period in the industry. In 1995, the impact of the reregulation of the cable television industry was felt, requiring a major effort to deal with this issue and to react to it by developing new or augmented revenue measures. His 1995 stock option awards also took into account the overall growth of the Company in terms of subscriber revenues, advertising revenues and fees from managed limited partnerships.

  Pursuant to an Employment Agreement entered into between the Company and Mr. Jones in December 1994, in connection with the acquisition by Bell Canada International Inc. of a 30% equity interest in the Company, Mr. Jones was paid an annual base salary of $2.5 million in 1995. Mr. Jones received a 4.8% cost of living increase on December 20, 1995, increasing his base salary to $2,620,000. In addition, Mr. Jones will continue to be eligible to participate in Company bonus, stock option and other employee plans at a level generally commensurate with his previous participation.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF JONES INTERCABLE, INC.:

            Glenn R. Jones     Derek H. Burney     Donald L. Jacobs

  Notwithstanding anything to the contrary contained in any document filed by the Company with the Securities and Exchange Commission, or elsewhere, the foregoing report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein, and shall not be deemed soliciting materials or otherwise be deemed filed under either of such Acts.

PERFORMANCE GRAPH

  The following graph represents a comparison of total shareholder returns for a five-year period among the Company, the Standard & Poors 500 Index and members of the Company's peer group.


                         TOTAL RETURN TO SHAREHOLDER
                                 PREPARED FOR
                            JONES INTERCABLE, INC.

                            DEC90   DEC91   DEC92   DEC93   DEC94   DEC95
- ---------------------------------------------------------------------------
JONES INTERCABLE INC -CLA    100    176.67  168.33  235.00  163.33  165.00
S&P 500 INDEX                100    130.47  140.41  154.56  156.60  215.45
PEER GROUP                   100    185.09  177.51  271.38  190.65  208.95

Peer Group Companies:
- ------------------------------------------
 ADELPHIA COMMUN -CL A
 CABLEVISION SYSTEMS -CL A
 CENTURY COMMUN -CL A
 COMCAST CABLEVISION-PHILA
 TCA CABLE TV INC

                              CERTAIN TRANSACTIONS

  Set forth below is a description of the Company's transactions with Jones International, Ltd., certain of its subsidiaries and certain other affiliates of the Company during the year ended December 31, 1995. While the Company believes that these transactions generally are as favorable as could have been obtained from unaffiliated third parties, in most instances no third party bids or appraisals were obtained and certain of the transactions are by their nature unique to the companies involved. Accordingly, no assurance is given to such effect. In some instances the amounts of transactions have been rounded to the nearest thousand. Certain of the transactions described below are expected to continue during the current fiscal year.

JONES INTERNATIONAL, LTD.

  Jones International, Ltd. ("International") and certain of its subsidiaries provide various services to the Company and its managed limited partnerships, including information and data processing services, office space and programming services, as described below. The costs of these services are charged to the Company, and the Company reimburses International accordingly. In some cases, a portion of certain of these expenses are reallocated to the limited partnerships managed by the Company pursuant to the terms of the limited partnership agreements of such limited partnerships.

JONES FINANCIAL GROUP, LTD.

  Jones Financial Group, Ltd. ("Financial Group") performs services for the Company as its agent in connection with negotiations regarding various financial arrangements of the Company. Financial Group is owned 81% by International and 19% by Glenn R. Jones. In December 1994, the Company entered into a Financial Services Agreement with Financial Group pursuant to which Financial Group has agreed to render financial advisory and related services to the Company for a fee equal to 90% of the fees that would be charged to the Company by unaffiliated third parties for the same or comparable purposes. The Company will pay Financial Group an annual $1,000,000 retainer as an advance against payments due pursuant to this agreement and will reimburse Financial Group for its reasonable out-of-pocket expenses. The term of the Financial Services Agreement is for eight years. Financial Group and BCI have entered into a separate agreement pursuant to which BCI is entitled to receive one-half of the net fees earned (gross fees less reasonable and customary operating expenses) by Financial Group under the Financial Services Agreement. During the year ended December 31, 1995, the Company paid Financial Group a fee of $1,328,400 upon the Company's acquisition of the Dale City System.

JONES COMPUTER NETWORK, LTD.

  Jones Computer Network, Ltd. ("JCN") is a subsidiary of Jones Education Networks, Inc., which is controlled by International. The Company and JCN have entered into an Affiliation Agreement whereby JCN provides computer related video programming to cable television systems owned by the Company and its managed partnerships. JCN charges a fee based upon the number of subscribers receiving the programming. Payments to JCN by the Company with respect to programming provided to cable television systems owned by the Company for the year ended December 31, 1995 totaled approximately $488,000.

MIND EXTENSION UNIVERSITY, INC.

  Cable television systems owned by the Company and its managed partnerships distribute the video programming of Mind Extension University, Inc. ("ME/U"), which is controlled by International, for a fee based upon the number of subscribers receiving the programming. Payments by the Company to ME/U with respect to programming provided to cable television systems owned by the Company for the year ended December 31, 1995 totaled approximately $196,000.

PRODUCT INFORMATION NETWORK, INC.

  Product Information Network, Inc. ("PIN") is an affiliate of International that provides a satellite programming service. PIN shows product infomercials 24 hours a day, seven days a week. A portion of the revenues generated by PIN are paid to the cable television systems that carry PIN's programming. Most of the Company's owned cable television systems carry PIN for all or part of each day. Aggregate payments received by the Company from PIN relating to the Company's owned cable television systems totaled approximately $300,000 for the year ended December 31, 1995.

JONES INTERACTIVE, INC.

  Jones Interactive, Inc. ("Interactive"), a wholly owned subsidiary of International, provides information management and data processing services for all companies affiliated with International. Charges to the various operating companies are based on usage of computer time by each entity. The amount charged to the Company and its managed partnerships by Interactive for the year ended December 31, 1995 totaled $6,439,000. Approximately 25% of this amount was paid by the Company, and the remainder was allocated to and paid by the Company's managed partnerships.

JONES PROPERTIES, INC.

  Jones Properties, Inc. is a wholly-owned subsidiary of International. The Company is a party to a lease with Jones Properties, Inc. under which the Company has leased a 101,500 square foot office building in Englewood, Colorado. The lease agreement, as amended, has a 15-year term expiring July 2000, with three 5-year renewal options. The annual rent is not to exceed $24.00 per square foot, plus operating expenses. The Company has subleased approximately 49% of the building to International and certain other affiliates on the same terms and conditions of the above-mentioned lease. Rent payments to Jones Properties, Inc. by the Company, net of subleasing reimbursements, for the year ended December 31, 1995 were approximately $1,645,000. Approximately 21% of this amount was paid by the Company, and the remainder was allocated to and paid by the Company's managed partnerships.

- --------

  In addition to the foregoing described transactions, the Company has engaged in certain transactions in connection with the acquisition by BCI of shares of the Company's Class A Common Stock. The transactions described below are expected to remain in force during the Company's current calendar year.

  On December 20, 1994, contemporaneous with the closing of the acquisition by BCI of shares of the Company's Class A Common Stock,

  1. International and Glenn R. Jones and certain affiliates of International (collectively, the "Grantors") entered into option agreements providing for the grant of options to Morgan Guaranty Trust Company of New York, acting as agent for BCI, to purchase all of the shares of the Company's Common Stock then held, directly or indirectly, by International, Mr. Jones and the affiliates of International in consideration for the payment by BCI to the Grantors of an option deposit of $19.00 for each share of the Company's Common Stock owned by Grantors on the date of the execution of the option agreements. This option deposit payment resulted in the Grantors receiving approximately $54,684,869 from BCI. On December 22, 1995, BCI transferred its rights, title and interest in the option agreements to its wholly owned subsidiary, Bell Canada International BVI VI Limited. On the same day, Morgan Guaranty Trust Company of New York assigned all of its rights and obligations as agent of BCI under the option agreements to The Bank of New York.

  2. The Company entered into an Employment Agreement with Glenn R. Jones (the "Employment Agreement") pursuant to which the Company agreed to employ Mr. Jones as Chief Executive Officer of the Company for a period of up to eight years. Under the terms of the Employment Agreement, Mr. Jones is to receive a base compensation of $2,500,000 in fiscal year 1995 (which approximates his fiscal year 1994 combined compensation from the Company and Jones Spacelink, Ltd., with an annual cost of living index based adjustment. In addition, Mr. Jones is entitled to participate in the Company's bonus, stock option and other employee plans at a level generally commensurate with his previous participation. No other employee of the Company has an employment agreement with the Company.

  3. BCI, International, Glenn R. Jones and the Company entered into certain arrangements concerning the operation and governance of the Company and other related matters pursuant to a Shareholders Agreement ("Shareholders Agreement"). Certain provisions of the Shareholders Agreement grant to Mr. Jones, International and their affiliates the right to use a number of channels on cable television systems now or hereafter owned or controlled by the Company for distribution of their programming networks for a period of 15 years after December 1994; BCI was also granted a similar right for a fewer number of channels. International was granted certain non-exclusive rights to provide the Company with goods and services on competitive terms which will, at the Company's discretion, be pursuant to competitive bidding or other processes. BCI was granted identical rights pursuant to a Supply and Services Agreement among the Company and BCI.

  4. The Company entered into a Supply and Services Agreement with BCI. Pursuant to the Supply and Services Agreement, BCI will provide the Company with access to the expert advice of personnel from BCI and its affiliates for the equivalent of three man-years on an annual basis. The Company will pay an annual fee of $2,000,000 to BCI during the term of the agreement. Payments made by the Company under the Supply and Services Agreement during the year ended December 31, 1995 totaled $2,000,000.

  5. The Company entered into a Secondment Agreement with BCI. Pursuant to the Secondment Agreement, BCI provided nine secondees during 1995. These secondees worked for the Company and its managed partnerships. The Company reimbursed BCI for the full employment costs of such individuals. The Company reimbursed BCI $823,000 during the year ended December 31, 1995. Approximately 21% of this amount was paid by the Company, and the remainder was allocated to and paid by the Company's managed partnerships.

  The Company has equity investments in the following affiliated entities:

  1. The Company owns a 38% interest in Jones Global Group, Inc. ("Jones Global Group"), a Colorado corporation which is 62% owned by International. On July 22, 1994, Jones Global Group and certain of Jones Global Group's wholly owned subsidiaries transferred all of their interests in their cable/telephony properties in the United Kingdom to Bell Cablemedia plc, a public limited company incorporated under the laws of England and Wales, in exchange for 3,663,584 American Depository Shares ("ADSs") representing 18,317,920 Ordinary Shares of Bell Cablemedia. In July 1994, Jones Global Group sold 1,100,000 ADSs. In 1995, Jones Global Group sold an additional 444,200 ADSs.

  2. On July 22, 1994, the Company and certain of its wholly owned subsidiaries transferred all of their interests in their cable/telephony properties in the United Kingdom to Bell Cablemedia plc in exchange for 6,035,648 ADSs representing 30,178,240 Ordinary Shares of Bell Cablemedia. As a result of this transaction, the Company no longer owns any direct interest in cable/telephony properties in the United Kingdom. Jones Spanish Holdings, Inc. ("Spanish Holdings") is an affiliate indirectly owned 38% by the Company and 62% by International. On October 13, 1994, Spanish Holdings and Jones International Spanish Investments, Inc., a subsidiary of International, transferred all of their interests in their cable/telephony properties in Spain to Bell Cablemedia in exchange for a total of 190,148 ADSs representing 950,740 Ordinary Shares of Bell Cablemedia. Such shares subsequently were transferred to the Company in repayment of advances made to finance such affiliates' Spanish operations. As a result of this transaction, the Company and its affiliates no longer own any direct interest in cable/telephony properties in Spain. The 6,225,796 ADSs of Bell Cablemedia plc held by the Company are now considered available for sale because of an effective shelf registration statement that is available to the Company.

  3. The Company is the general partner of Jones Intercable Investors, L.P., a Colorado limited partnership, which was formed on September 18, 1986, and the Company owns a 1% general partner interest. In a series of transactions, the Company purchased limited partnership units, giving the Company an approximate 19% limited partner interest in Jones Intercable Investors, L.P. The Company's net investment in this partnership totaled approximately $3,982,000 at December 31, 1995. Based upon the quoted market price of $12.38 per unit at December 31, 1995, the quoted market value of this investment was approximately $19,709,000.

  4. During 1992, the Company invested $10,000,000 in ME/U for 25% of the stock of ME/U, which also received certain advertising avails and administrative and marketing considerations from the Company. The number of shares of Class A Common Stock of ME/U issued to the Company was based on the average of two separate independent appraisals of ME/U. Through the Company's acquisition of the assets of Jones Spacelink, Ltd. in December 1994, the Company obtained an additional 13% interest in MEU. In 1993, 1994 and 1995, the Company advanced a total of $20,000,000 to ME/U. On April 11, 1995, the Company converted its advances to ME/U into shares of the Class A Common Stock of Jones Education Networks, Inc. ("JEN") for an approximate 17% equity interest in JEN. JEN is an affiliate of International and, in addition to its 51% ownership of ME/U, JEN owns an 81% interest in Jones Computer Network, Ltd.

  5. The Company and Jones Cyber Solutions, Ltd. ("JCS"), an indirect subsidiary of International, have formed a venture, known as Jones Customer Service Management, L.L.C., for the purpose of developing a subscriber billing and management system. As of December 31, 1995, the Company had invested $5,200,000 in the venture. JCS is performing the basic system development work for the venture and is being paid periodically on a time and materials basis, plus 10% of the amount charged, for its own service. Upon the completion of the billing and management system software, the Company and JCS will have license rights to use such system in perpetuity. The venture will also perform additional services for the Company in the implementation of the new subscriber billing and management system. The venture intends to subcontract such maintenance and conversion services to JCS on the basis of time and materials plus 10% of the amount of the JCS services. The venture will grant to JCS the exclusive right to distribute the system to third parties for a period of five years for a commission on the license fees to be earned by the venture from such licensing.

          PROPOSAL 2. TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
       TO REVISE AND UPDATE THE COMPANY'S INDEMNIFICATION OBLIGATIONS TO
                   THE DIRECTORS AND OFFICERS OF THE COMPANY

  Management proposes to amend the Company's Articles of Incorporation to require the Company to indemnify, to the fullest extent permitted by Colorado law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the Company or, while serving as a director or officer of the Company, by reason of the fact that such person is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. This proposal is intended to enable the Company to more readily attract and retain qualified individuals to serve on the Board of Directors by limiting the personal liability of its directors to the fullest extent permitted by Colorado law.

  The amendment would replace the current indemnification provision in the Company's Articles of Incorporation with the following:

    "The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or who has served the Corporation as a director, officer, employee, fiduciary or agent, and such person's estate and personal representative, to the extent and in the manner provided in any by-law, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible."

  The current indemnification provision of the Company's Articles of Incorporation provides that directors and officers of the Company will be indemnified by the Company against all expenses, penalties and liabilities, including attorneys' fees, reasonably incurred by and imposed upon them in connection with any claim, demand, action or proceeding, whether civil or criminal, or in connection with any settlement thereof, to which such director or officer may be made a party or in which such director or officer may become involved by reason of his or her being or having been a director or officer of the Company, whether or not he or she is a director or officer at the time such expenses, penalties or liabilities are incurred, except in cases where such director or officer shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his or her duties as such director or officer. The current provision is not exclusive so it permits the Colorado statutory provisions to be implemented by Board resolution on a case-by-case basis. And the mandatory provisions in the Colorado statute requiring indemnification of a director or officer who is successful in the defense of a proceeding would apply regardless of whether the proposed amendment is adopted. In addition, a director or an officer could apply for court ordered indemnification under the Colorado statute regardless of whether the proposed amendment is adopted unless such director or officer were adjudged liable for willful misconduct.

  The proposed amendment would revise the Company's current indemnification provision in that it would grant indemnification to directors and officers of the Company "to the fullest extent permitted by applicable law in effect from time to time." The specific provisions of the Colorado corporate statute would in effect be incorporated by reference into the Company's Articles of Incorporation and would be updated from time to time by legislative action. In management's opinion, this will allow the Company to take advantage of evolving legal developments and public policy pronouncements relating to indemnification of directors and officers. It would also make clear that directors and officers of the Company serving at the request of the Company as a director of another domestic or foreign corporation also would be indemnified by the Company. For example, the Company has the right to designate two individuals as representatives of the Company on the Board of Directors of Bell Cablemedia plc, an English company in which the Company owns a minority ownership interest. The revised indemnification provision would make clear that such representatives would be indemnified by the Company to the fullest extent permitted by Colorado law for their service as the Company's representatives on such board. Similar circumstances may occur in the future, and management believes that the proposed change in the indemnification provision will make it easier for the Company to find and retain representatives to serve on the boards of other corporations on behalf of the Company. The amendment would make clear that investigative and administrative proceedings are included in the types of proceedings for which indemnification is required and that costs spent to respond to threatened proceedings would be indemnifiable.

  If the proposal is adopted, the provisions of Colorado law relating to the indemnification of directors and officers will be incorporated by reference into the Company's Articles of Incorporation. As a result, the Company would be required to indemnify a person who is or was a director of the Company or who, while a director of the Company, served at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of another entity, provided that the director (1) conducted himself or herself in good faith and (2) if acting in an official capacity with the Company, reasonably believed that his or her conduct was in the Company's best interests or if, in all other cases (except criminal) reasonably believed that his or her conduct was at least not opposed to the Company's best interests. These standards of conduct would apply to third party suits as well as derivative suits and, because of the broad definition of expense and liability, include reasonable attorneys' fees, penalties and fines. In the case of a criminal proceeding, the Company would be required to indemnify such persons if they had conducted themselves in good faith and had no reasonable cause to believe that their conduct was unlawful.

  If the proposal is adopted, there will still be exceptions to the power of the Company to indemnify a director even if the director meets the standards of conduct described above. For example, the Company would not indemnify a director in an action by the Company or in a derivative action in which the director has been adjudged liable to the Company. Further, a director would not be indemnified in any other action charging that the director derived an improper personal benefit, whether or not such action was in an official capacity, if the director is adjudged liable in that proceeding on the basis that he or she derived an improper personal benefit. In addition, the Company's power to indemnify a director with respect to a derivative action or action by the corporation would be limited to reasonable expenses, which is defined to include attorneys' fees.

  Whether or not the proposal is adopted, the Company is required to indemnify a person who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer against reasonable expenses incurred by him or her in connection with the proceeding. In addition, the Company will be entitled to pay for or reimburse the reasonable expenses incurred by a director or officer who was a party to a proceeding in advance of final disposition of the proceeding if the director or officer furnishes to the Company a written affirmation of the director's or officer's good faith belief that he or she has met the standards of conduct described above, the director or officer furnishes to the Company a written undertaking, executed personally or on the director's or officer's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification by the Company.

  Under Colorado law, a director or officer may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction and such court may, after giving any notice the court considers necessary, order indemnification of the director by the Company.

  The affirmative votes of two-thirds of all votes entitled to be cast are required to approve the proposal to amend the Company's Articles of Incorporation to revise and update the Company's indemnification obligations to the directors and officers of the Company. For this vote, holders of Common Stock and Class A Common Stock will vote as a single class; holders of Common Stock will have one vote for each share held and holders of Class A Common Stock will have one-tenth (1/10) of a vote for each share held.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FOR THIS PROPOSAL 2.

          PROPOSAL 3. TO VOTE UPON A PROPOSAL TO AMEND THE COMPANY'S
           ARTICLES OF INCORPORATION TO LIMIT THE PERSONAL LIABILITY
            OF DIRECTORS OF THE COMPANY FOR MONETARY DAMAGES TO THE
    COMPANY OR ITS SHAREHOLDERS FOR BREACH OF THEIR FIDUCIARY DUTY OF CARE.

  Proposal 3 is intended to enable the Company to more readily attract and retain qualified individuals to serve on the Board of Directors of the Company by limiting the personal liability of its directors as permitted by Colorado law. Under this proposal, directors would not bear personal liability for monetary damages resulting from a breach of their fiduciary duty of care based on negligent or grossly negligent conduct. Personal liability would continue for directors with respect to any action that constituted a breach of the duty of loyalty owed by directors to the Company and other circumstances specifically set forth in the proposed amendment to the Company's Articles of Incorporation.

      The amendment would add the following to the Company's Articles of
                                Incorporation:

    "No director of the Corporation shall have any personal liability for monetary damages to the Corporation or its shareholders for breach of his or her fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to eliminate or diminish the defenses ordinarily available to a director or to deprive any director of any right he or she may have for contribution from any other director or other person. If the Colorado Business Corporation Act hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation under this Article as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article, prior to such repeal or modification."

  Without the added protection from personal liability afforded by the proposed amendment to the Company's Articles of Incorporation, qualified director candidates, particularly candidates to serve as "outside" directors who receive only minimal compensation for their services to the Company, may be unwilling to expose themselves to the risks of claims asserting liability in their individual capacities in connection with their service as directors. Corporations have experienced increasing difficulty in attracting and retaining qualified directors due to the size and nature of claims brought against directors of other corporations. Management perceives the resulting potential difficulty of obtaining and retaining highly qualified directors to serve on the Board of Directors of the Company may be detrimental to the best long-term interests of the Company and its shareholders. Although this proposal is not being made in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director, this proposal is believed to be an important step in increasing the ability of the Company to attract and retain qualified directors.

  In recognition of this situation, the Colorado legislature enacted a statute designed to limit the circumstances under which directors may be found personally liable. Colorado law permits Colorado corporations to amend their charters, with shareholder approval, to limit the personal liability of their directors to specifically defined circumstances. Since the adoption of this legislation in Colorado and similar legislation in Delaware and other states, many companies have amended their corporate charters to limit the circumstances under which directors may be found personally liable and, as a result, prospective directors expect this type of provision in the corporate charters of companies. The Colorado law maintains personal liability of directors were they to breach their duty of loyalty owed to the corporation and its shareholders and engage in hidden self dealing by intentional misconduct towards the corporation. In addition, liability is maintained for actions taken prior to the adoption of the amendment by the shareholders.

  The affirmative votes of two-thirds of all votes entitled to be cast are required to approve the proposal to amend the Company's Articles of Incorporation to limit the personal liability of directors of the Company for monetary damages to the Company or its shareholders for breach of their fiduciary duty of care. For this vote, holders of Common Stock and Class A Common Stock will vote as a single class; holders of Common Stock will have one vote for each share held and holders of Class A Common Stock will have one-tenth (1/10) of a vote for each share held.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 3.

                  PROPOSAL 4. TO RATIFY SELECTION OF AUDITORS

  The Board of Directors of the Company has approved the selection of the firm of Arthur Andersen LLP, certified public accountants, 717 Seventeenth Street, Denver, Colorado, to serve as the independent auditors for the Company for the transition period June 1, 1995 through December 31, 1995 and for the calendar year ending December 31, 1996.

  The Company has been informed by Arthur Andersen LLP that neither that firm nor any of its partners has any financial interest, direct or indirect, in the Company, and that neither that firm nor any of its partners has had any connection with the Company in the capacity of promoter, or underwriter, voting trustee, director, officer or employee.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

  In order to ratify the selection of the firm of Arthur Andersen LLP as the Company's independent auditors for the transition period June 1, 1995 through December 31, 1995 and for the calendar year ending December 31, 1996, the votes cast favoring the proposal at the Meeting, in person or by proxy, must exceed the votes cast opposing the proposal. For this purpose, holders of Common Stock and Class A Common Stock shall vote as a single class; holders of Common Stock shall have one vote for each share held and holders of Class A Common Stock shall have one-tenth (1/10) of a vote for each share held.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 4.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  Each shareholder of record as of the Record Date has been mailed a copy of the Company's Annual Report on Form 10-K for the transition period June 1, 1995 through December 31, 1995 and a copy of the Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1996. The Company will furnish without charge a copy of the Company's 1995 Annual Report to any person requesting a copy in writing and stating that he was the beneficial owner of shares of Class A Common Stock or Common Stock of the Company on the Record Date. Requests and inquiries should be addressed to:

    Ms. Kelly Swindell
    Jones Intercable, Inc.
    9697 East Mineral Avenue
    P.O. Box 3309
    Englewood, CO 80155-3309

  The Company's Annual Report on Form 10-K for the transition period June 1, 1995 through December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1996 are not to be regarded as proxy soliciting materials or as communications by means of which a solicitation is to be made.

                              By Order of the Board of Directors,

                              [SIGNATURE OF ELIZABETH M. STEELE APPEARS HERE] Elizabeth M. Steele
                              Vice President, Secretary
                              and General Counsel

August 12, 1996

                             FOLD AND DETACH HERE
PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            JONES INTERCABLE, INC.
                           9697 EAST MINERAL AVENUE
                                 P.O. BOX 3309
                        ENGLEWOOD, COLORADO 80155-3309

 The undersigned hereby appoints Glenn R. Jones, James B. O'Brien and Eliza-beth M. Steele, and each of them, as proxies, with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as desig-nated below all the shares of Class A Common Stock and Common Stock of Jones Intercable, Inc. held of record by the undersigned on July 31, 1996 at the An-nual Meeting of Shareholders to be held at the corporate offices of the Compa-ny, 9697 East Mineral Avenue, Englewood, Colorado, at 10:00 a.m., Mountain Time, on September 17, 1996, and at any adjournment thereof.

                           (CONTINUED ON OTHER SIDE)

                                                             Please mark    [X]
                                                             your votes as
                                                             indicated in
                                                             this example


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NAMED IN ITEM 1A
                   AND ITEM 1B AND FOR PROPOSALS 2, 3 AND 4.

                                                                    WITHHELD
                                                         FOR        FOR ALL
Item 1A-Election of directors by the holders
of Class A Common Stock.                                 [_]          [_]
William E. Frenzel, Donald R. Jacobs,
John A. MacDonald and Robert B. Zoellick

WITHHELD FOR: (Write that nominee's name in the space provided below).

________________________________________________________________________________

                                                                    WITHHELD
                                                         FOR        FOR ALL
Item 1B-Election of directors by the holders
of Common Stock.                                         [_]          [_]
Glenn R. Jones, Derek H. Burney, Robert E. Cole,
James J. Krejci, James B. O'Brien, Raphael M. Solot,
Daniel E. Somers, Howard O. Thrall and Sanford Zisman

WITHHELD FOR: (Write that nominee's name in the space sprovided below).

________________________________________________________________________________

                                                     FOR     AGAINST     ABSTAIN
Proposal 2-Approval of a proposal to amend the
Company's Articles of Incorporation to revise and    [_]       [_]         [_]
update the Company's indemnification obligations to the Directors and Officers of the Company.

                                                     FOR     AGAINST     ABSTAIN
Proposal 3-Approval of a proposal to amend the
Company's Articles of Incorporation to limit the     [_]       [_]         [_]
personal liability of Directors of the Company for monetary damages to the Company or its shareholders for breach of their fiduciary duty of care.

                                                     FOR     AGAINST     ABSTAIN
Proposal 4-Ratification of the Appointment of
Arthur Andersen LLP as the Company's independent     [_]       [_]         [_]
auditors for the transition period June 1, 1995 through December 31, 1995 and for the calendar year ended December 31, 1996.

                                                     FOR     AGAINST     ABSTAIN
Item 5-In their discretion, the Proxies are
authorized to vote upon such other business as       [_]       [_]         [_]
may properly come before the Meeting.


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the Directors named in Item 1A and Item 1B and "FOR" Proposals 2, 3 and 4.

               WILL ATTEND  [_]               SECRET  [_]
                 MEETING                      BALLOT


Signature(s) ______________________________________________    Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE